Exhibit 5.1
December 13, 2010
Insulet Corporation
9 Oak Park Drive
Bedford, Massachusetts 01730
Re: Legality of Securities to be Registered Under Registration Statement on Form S-3
Ladies and Gentlemen:
We have acted as counsel for Insulet Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-3 (File No. 333-158354), as amended, in the form in which it became effective on April 8, 2009, including the information deemed to be included in it at the time of effectiveness pursuant to Rule 430B of the General Rules and Regulations under the Securities Act (the “Registration Statement”) and a prospectus supplement dated December 8, 2010 (as filed with the Commission pursuant to Rule 424(b) under the Securities Act, the “Prospectus Supplement”), relating to the sale by the Company to the Underwriter (defined herein) of an aggregate of 3,450,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), of which 3,000,000 are “Firm Shares” and an additional 450,000 are “Option Shares” pursuant to the Underwriter’s exercise of its over-allotment option (the Firm Shares and the Option Shares being collectively referred to as the “Shares”), which Prospectus Supplement supplements the prospectus included in the Registration Statement that was previously filed with the Commission by the Company. The prospectus included in the Registration Statement, as supplemented by the final Prospectus Supplement and filed (with the Prospectus Supplement) with the Commission pursuant to Rule 424(b)(5) under the Securities Act, is herein called the “Prospectus.”
We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.
The opinions expressed below are limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law). Without limiting the generality of the foregoing, we express no opinion with respect to (i) state securities or “Blue Sky” laws, or (ii) state or federal antitrust laws.
Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement, dated as of December 7, 2010, by and between the Company and Canaccord Genuity Inc. (the “Underwriter”), will be validly issued, fully paid and non-assessable.

Insulet Corporation
December 13, 2010

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement and Prospectus Supplement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,
/s/ GOODWIN PROCTER LLP
GOODWIN PROCTER LLP